Exhibit 3.2

AMENDMENT TO BY-LAWS
OF
MORGAN GROUP HOLDING CO.

(Effective as of June 9, 2020)

The By-Laws (“By-Laws”) of Morgan Group Holding Co., a Delaware corporation (the “Corporation”), are hereby amended as follows:

1.           Each of Sections 1 and 2 of Article VI (Certificate of Stock) of the By-Laws is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 1.  Shares of stock of the Corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware, and shall be entered in the books of the Corporation as they are issued. Every holder of stock in the Corporation shall be entitled to have a certificate; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock.  If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. Certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation.

Section 2.  Any of or all the signatures on a certificate representing shares of stock may be facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

2.           Section 3 of Article VI (Lost Certificates) of the By-Laws is hereby amended by deleting Section 3 of Article VI in its entirety and replacing it with the following:

Section 3.  The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

3.           Section 4 of Article VI (Transfer of Stock) of the By-Laws is hereby amended by deleting Section 4 of Article VI in its entirety and replacing it with the following:

Section 4.  Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Corporation or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Except as set forth above, the Company’s By-Laws shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned certifies that the foregoing Amendment to the By-Laws of the Corporation was adopted by required affirmative vote of directors at a meeting of the Board of Director on June 9, 2020.

By:	/s/ Vincent M. Amabile, Jr.
Name:	Vincent M. Amabile, Jr.
Title:	Chairman and Chief Executive Officer